Exhibit 99.1

FOR RELEASE ON TUESDAY,
JULY 20, 2:00 PM PST

Contact:	Ami Knoefler
Director, Corporate Communications
510/284-6350 or 510/284-6605

ABGENIX APPOINTS WILLIAM R. RINGO AS NEW CEO AND PRESIDENT

FREMONT, Calif., July 20, 2004 – Abgenix, Inc. (Nasdaq: ABGX) today announced the appointment of William R. Ringo as CEO and President effective August 30, following Ray Withy’s decision to step down.  Mr. Ringo will also serve on the company’s board of directors and Dr. Withy will continue as a member of Abgenix’s board.

“Abgenix has made significant progress in its evolution into a product development company and the time is now right to bring a new leader into the company with strong operating, marketing and commercialization experience to move the company into its next phase,” said R. Scott Greer, Chairman of the Board at Abgenix.

Mr. Ringo brings over 30 years of marketing and product commercialization experience as a pharmaceutical and biotechnology company executive.  He joined Eli Lilly in 1973 and retired in 2001, during which time he held various commercial and product marketing positions, including president of the company’s Oncology and Critical Care Product teams.  Mr. Ringo also served as president of Eli Lilly’s Internal Medicine Products unit and as president of its Infectious Diseases business unit.  Previously, he was vice president of Sales and Marketing for Eli Lilly’s U.S. pharmaceutical operations, after holding a variety of positions in general management, marketing and business planning across Eli Lilly’s pharmaceutical and devices businesses.

Most recently, Mr. Ringo has served as a director on a number of biotechnology company boards and he is currently the non-executive chairman of the board of directors at InterMune, a biopharmaceutical company focused on developing and commercializing innovative therapies in pulmonology and hepatology.   Mr. Ringo earned a Bachelor of Science degree in management in 1967 and a Master of Business Administration degree in 1973 from the University of Dayton.

“Abgenix has tremendous opportunity as a company that focuses on antibodies, including a lead oncology candidate, panitumumab, which is currently in late stage development and a growing pipeline,” said Mr. Ringo.  “I am enthusiastic to join at this important point in the company’s history and to help Abgenix become a successful, profitable therapeutics company by enhancing the portfolio and continuing to transform the company into a commercial organization.”

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Dr. Withy has been with Abgenix since its founding and has played a key role in establishing Abgenix’s network of business collaborations.  As CEO and President, he has led the company’s transformation from a technology licensing business to a company focused on the discovery, development and manufacture of antibodies.

“I am very proud of what we have accomplished at Abgenix and I look forward to continuing to support the company as a member of the board,” said Ray Withy.  “Beyond Abgenix, I intend to pursue a new set of opportunities working with earlier stage biotechnology companies in an advisory role in the areas of strategic and corporate development.”

“Dr. Withy has successfully led Abgenix’s transformation and we are grateful for his contributions to the company’s development,” continued Greer.  “We are committed to making the CEO transition as seamless as possible so that we continue to achieve our short term goals, while positioning Abgenix for success as a leader in antibody therapeutics.”

Abgenix Conference Call

Abgenix will hold a conference call for investors, media and other interested parties on Wednesday, July 21 at 5:30 am PT, 8:30 am ET.  Participants will include Scott Greer, Bill Ringo and Dr. Ray Withy.

To participate in the teleconference, please dial 866-761-0749 fifteen minutes before the conference begins. International callers should dial 617-614-2707. The pass code is 20412616. The call will also be webcast live at www.abgenix.com. A replay of the call will be available until August 4, 2004 on the company’s website or by dialing 888-286-8010.  International callers should dial 617-801-6888. The replay participant code is 64333267.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

Statements made in this press release about Abgenix’s technologies, product development activities, collaborative arrangements and process science and manufacturing activities and about its projected financial results and the achievement of milestone or similar payments, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, product manufacturing, regulatory approval processes, competitive products and services, future capital requirements and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix.

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